As filed with the Securities and Exchange Commission on September 1, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under the Securities Act of 1933

LIBERTY GLOBAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4643 South Ulster Street, Suite 1300 Denver, Colorado 80237	20-2197030 (I.R.S. Employer Identification No.)
(Address of Principal Executive Offices) (Zip Code)

UNITEDGLOBALCOM, INC. 401(k) SAVINGS AND STOCK OWNERSHIP PLAN
(Full title of plan)

Elizabeth M. Markowski, Esq.
Liberty Global, Inc.
4643 South Ulster
Street, Suite 1300
Denver, Colorado 80237
(303) 220-6600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Robert W. Murray, Esq.
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
(212) 408-2500

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class		Offering Price	Aggregate	Amount of
of Securities	Amount to be	per	Offering	Registration Fee
to be Registered	Registered (1)	Share (2)	Price	(3)
Series C Common Stock, $.01 Par Value	350,000	$23.38	$8,183,000	$964

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the UnitedGlobalCom, Inc. 401(k) Savings and Stock Ownership Plan (the “Plan”).

(2)	Based upon the average of the bid and ask prices reported for Liberty Global, Inc. Series C common stock, par value $.01 per share, trading on a when-issued basis on the Nasdaq National Market, on August 30, 2005.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act.

PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
Exhibit Index
Opinion/Consent of Baker Botts LLP
Consent of KPMG LLP
Consent of KPMG AZSA & Co.
Consent of KPMG AZSA & Co.
Consent of Finsterbusch Pickenhayn Sibille
Consent of KPMG LLP
Consent of Ernst & Young Ltda
Consent of KPMG LLP
Consent of Ernst & Young
Consent of Anton Collins Mitchell LLP
Information Re: Absence of Consent of Arthur Andersen LLP

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

     Note: The document(s) containing the employee benefit plan information required by Item 1 of Part I of this Form and the statement of availability of registrant information and other information required by Item 2 of Part I of this Form will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Liberty Global, Inc. (“Liberty Global” or the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed with the Commission by the Company and its predecessor, Liberty Media International, Inc. (“LMI”), under the federal securities laws are incorporated herein by reference:

     (a) LMI’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, originally filed on March 14, 2005, as amended by Amendment No. 1 thereto filed on March 25, 2005, Amendment No. 2 thereto filed on April 19, 2005, Amendment No. 3 thereto filed on April 28, 2005, and Amendment No. 4 thereto filed on May 2, 2005.

     (b) LMI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 13, 2005.

     (c) Liberty Global’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 11, 2005.

     (d) All other reports filed by LMI pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2004 (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K).

     (e) LMI’s Current Report on Form 8-K/A (Amendment No. 1), filed on July 26, 2004.

     (f) All other reports filed by Liberty Global pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004 (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K).

     (g) The description of the Company’s Series C common stock, par value $.01 per share, attached as Annex A, “Description of Liberty Global Capital Stock,” to Liberty Global’s Registration Statement on Form 8-A (File No. 000-51360) filed on August 24, 2005, and any amendment or report filed for the purpose of updating such description.

     (h) The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2004, filed on June 28, 2005.

     All documents subsequently filed by Liberty Global or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by Liberty Global or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any subsequent Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

     Article V, Section E of the Restated Certificate of Incorporation (the “Charter”) of Liberty Global provides as follows:

     1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Liberty Global shall not be liable to Liberty Global or any of its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of Liberty Global existing at the time of such repeal or modification.

     2. Indemnification.

     (a) Right to Indemnification. Liberty Global shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty Global or while a director or officer of Liberty Global is or was serving at the request of Liberty Global as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based upon matters which antedate the adoption of Section E of the Charter. Liberty Global shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Liberty Global.

     (b) Prepayment of Expenses. Liberty Global shall pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

     (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 30 days after a written claim therefor has been received by Liberty Global, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Liberty Global shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     (d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of Liberty Global, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

     (e) Insurance. The board of directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at Liberty Global’s expense insurance: (i) to indemnify Liberty Global for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Section E of the Charter; and (ii) to indemnify or insure directors and officers against liability in instances in which they may not otherwise be indemnified by Liberty Global under the provisions of Section E of the Charter.

     (f) Other Indemnification. Liberty Global’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

     3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Section E of the Charter shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 7. Exemption from Registration Claimed.

     Not Applicable

Item 8. Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated June 15, 2005 (Commission File No. 000-51360) (the “Merger 8-K”))

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Merger 8-K)

Exhibit No.	Description
4.3	Specimen Certificate for shares of Series C common stock, par value $.01 per share, of the Company (incorporated by reference to Exhibit 3 of the Company’s Registration Statement on Form 8-A, dated August 24, 2005 (Commission File No. 000-51360))

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered

23.1	Consent of KPMG LLP

23.2	Consent of KPMG AZSA & Co.

23.3	Consent of KPMG AZSA & Co.

23.4	Consent of Finsterbusch Pickenhayn Sibille

23.5	Consent of KPMG LLP

23.6	Consent of Ernst & Young Ltda.

23.7	Consent of KPMG LLP

23.8	Consent of Ernst & Young

23.9	Consent of Anton Collins Mitchell LLP

23.10	Information regarding absence of consent of Arthur Andersen LLP

23.11	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (begins on page II-9)

Item 9. Undertakings.

          (a) The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the issuer’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto, duly authorized, in the City of Denver, County of Denver, State of Colorado, on August 31, 2005.

LIBERTY GLOBAL, INC.

By:	/s/ Elizabeth M. Markowski

Name:	Elizabeth M. Markowski
Title:	Senior Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee for the UnitedGlobalCom, Inc. 401(K) Savings and Stock Ownership Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, County of Denver, State of Colorado, on August 31, 2005.

ADMINISTRATIVE COMMITTEE
By:	/s/ Michelle L. Keist
Michelle L. Keist

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elizabeth M. Markowski, Bernard G. Dvorak and Michael T. Fries his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

Chairman of the Board and Director
John C. Malone

/S/ MICHAEL T. FRIES	President, Chief Executive Officer (Principal Executive Officer) and Director	August 29, 2005
Michael T. Fries

/s/ CHARLES H.R. BRACKEN	Senior Vice President and Co-Chief Financial Officer (Principal Financial Officer)	August 29, 2005
Charles H.R. Bracken

/s/ BERNARD G. DVORAK	Senior Vice President and Co-Chief Financial Officer (Principal Accounting Officer)	August 29, 2005
Bernard G. Dvorak

/s/ JOHN P. COLE	Director	August 29, 2005
John P. Cole

/s/ JOHN W. DICK	Director	August 29, 2005

John W. Dick

/s/ PAUL A. GOULD	Director	August 29, 2005

Paul A. Gould

Director
David E. Rapley

Name	Title	Date

/s/ LARRY E. ROMRELL	Director	August 29, 2005

Larry E. Romrell

/s/ GENE W. SCHNEIDER	Director	August 29, 2005

Gene W. Schneider

/s/ J.C. SPARKMAN	Director	August 29, 2005

J.C. Sparkman

/s/ J. DAVID WARGO	Director	August 29, 2005

J. David Wargo

Exhibit Index

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated June 15, 2005 (Commission File No. 000-51360) (the “Merger 8-K”))

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Merger 8-K)

4.3	Specimen Certificate for shares of Series C common stock, par value $.01 per share, of the Company (incorporated by reference to Exhibit 3 of the Company’s Registration Statement on Form 8-A, dated August 24, 2005 (Commission File No. 000-51360))

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered

23.1	Consent of KPMG LLP

23.2	Consent of KPMG AZSA & Co.

23.3	Consent of KPMG AZSA & Co.

23.4	Consent of Finsterbusch Pickenhayn Sibille

23.5	Consent of KPMG LLP

23.6	Consent of Ernst & Young Ltda.

23.7	Consent of KPMG LLP

23.8	Consent of Ernst & Young

23.9	Consent of Anton Collins Mitchell LLP

23.10	Information regarding absence of consent of Arthur Andersen LLP

23.11	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (begins on page II-9)